EXHIBIT 10.11

April 10, 1996


Mr. Robert Stine
PO Box 2261
Ranch Santa Fe, CA 92067

Dear Bob:

I am writing to confirm the terms of the agreement between you and Tejon Ranch Co. (the "Company") as to the terms of your employment. Those terms are as follows:

     1    Position.  You will be employed as the President and
Chief Executive Officer of the Company, subject to the direction and control of and reporting to the Board of Directors or a committee thereof. You will also be elected as a member of the Board of Directors. You agree to devote your full business time and energies to the business and affairs of the Company, to use your best efforts, skill and abilities to promote the Company's interests and to perform your duties in accordance with policies and practices established from time to time by the Board of Directors. Your duties may include serving as an officer and/or director of subsidiaries or other affiliates of the Company. While employed by the Company, you agree that you will not render services to others or engage in any other activities that would interfere with or prevent your fulfilling your obligations to the Company. The Company agrees that you can continue to serve on the Board of Directors of Rancho Santa Fe National Bank and that you may participate in civic and charitable activities in the Bakersfield area that do not interfere with or prevent you from performing your obligations to the Company. You agree that you will not serve on any other boards of directors without the prior approval of the Company's Board of Directors, which will not be unreasonably withheld.

     2. Salary. Your base salary will be at the annual rate of $275,000 per annum but will be pro rated for the calendar year 1996 based upon a start date of May 1, 1996. This means that the annual compensation for calendar year 1996 will in fact be $183,333 if you start on that date. Your salary will be payable on the same date as salaries to other executives of the Company are paid. The amount of your salary will be subject to review from time to time by the Board of Directors or a committee thereof (expected to be the Compensation Committee), but not before November 1997.

     3. Incentive Compensation. In addition to your salary, you will be paid a bonus within 45 days after the end of each full fiscal year of the Company that you are employed pursuant to this Agreement in an amount to be determined by the Board of Directors or a committee thereof ranging between 0 and 50% of your salary for the relevant year, except that the bonus for 1996 will be guaranteed at 20% of your base salary, i.e., $36,667 for the period from May 1, 1996 to December 31, 1996. For 1997 and thereafter, the bonus will be based upon performance criteria determined by the Board of Directors or a committee thereof.

     4. Equity Participation. At or about the date you begin working, the Company will grant you an option to purchase 100,000 shares of its Common Stock under its 1992 Stock Option Plan at an exercise price equal to the fair market value of the shares on the date of grant determined in accordance with the Plan. The option will have a term of 10 years and will vest (i.e., become exercisable) as to the following number of shares on the anniversaries of the date you begin work as set forth below:

     First Anniversary        -    10,000 shares
     Second Anniversary       -    an additional 15,000 shares
     Third Anniversary        -    an additional 15,000 shares
     Fourth Anniversary       -    an additional 30,000 shares
     Fifth Anniversary        -    an additional 30,000 shares

     Except as provided in Section 8 below, if your employment terminates you will have the right to exercise the option to the extent that it was exercisable on the date of termination at any time within three months after the date of termination. In the case of termination of employment as a result of death or disability, the three-month period shall be extended to one year.

     The option is intended to constitute an "incentive stock option" under Section 422 of the Internal Revenue Code, except to the extent that the aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by you during any calendar year under all plans of the Company and its parents and subsidiaries exceeds $100,000, all as determined pursuant to Section 422(d) of the Internal Revenue Code.

     In order to permit a so called "cashless exercise" of your option, the Company will cooperate with you to permit you to exercise the option (to the extent it is then exercisable), immediately sell the shares and apply the proceeds of sale to the exercise price but only to the extent the Company can do so without violating any applicable provision of law and only if the shares purchased are at the time registered under the Securities Act of 1933 and can be sold by you under Rule 144 of the Securities and Exchange Commission or any successor provision.

     5. Relocation Benefits. The Company will reimburse you for the sales commission and for standard escrow fees, title insurance premiums and other closing costs typically paid by sellers with respect to the sale of your present home. In addition, the Company will pay the reasonable costs of moving your furniture and personal effects to Bakersfield The "other closing costs" referred to above shall include such items as recording costs and costs of obtaining lenders' beneficiary statements but shall not include any cost of any improvements to your property (or the payment of cash in lieu thereof) or any amounts payable with respect to representations, warranties and other similar obligations incurred in connection with the sale or any prepayment penalties. In addition, the Company will make available to you the use of Residence No. 7 on the Ranch until your residence in Rancho Santa Fe is sold and you have arranged for permanent housing in Bakersfield, although the period for your use of this housing shall not exceed eight months.

     6. Perquisites. The Company will provide you with a 4-wheel drive vehicle costing approximately $35,000 and will reimburse you for your insurance, normal maintenance and repair and fuel expenses while you are employed. In addition, the Company will provide you with a membership at the Stockdale Country Club, and will pay the dues with respect to that membership while you are employed as the President and Chief Executive Officer of the Company. You will also participate in the health insurance, life insurance and retirement programs made available from time to time by the Company to other executive officers, and you will be entitled to the same vacation benefits made available from time to time to other executive officers of the Company. The Company will reimburse you for all reasonable out-of-pocket business expenses incurred in performing the services contemplated by this agreement in accordance with then prevailing Company policies, provided that reasonable documentation of such expenses is provided by you.

     7. Death and Disability. If you become disabled and are unable to perform your duties, the Company will continue to pay your salary and provide the perquisites referred to in Section 6 for the period of such disability up to a maximum of 90 days, and the Company will have the right to terminate this agreement effective upon the expiration of said 90-day period. Thereafter you will be entitled to receive benefits under any then-existing disability insurance program of the Company. "Disability" means any physical or mental condition which renders you unable to perform the essential functions of your position, even with reasonable accommodation. In the event of your death, this Agreement shall automatically terminate.

     8. Severance Benefits. In the event of termination of your employment by the Company without cause at any time during the first two years of your employment, the Company will continue to pay you, as a severance benefit, the amount of your salary then in effect (less appropriate withholding amounts) for a period of two years after such termination. Such payments will be made on the normal salary payment days of the Company. In the event of termination by the Company without cause after the first two years, the Company will continue to pay your salary as provided above for a period of one year after such termination. In addition, if your employment is terminated by the Company without cause, the option referred to in Section 4 will fully vest (i.e., become exercisable as to all of the shares) but remain subject to the requirement referred to in Section 4 that it be exercised within three months of such termination.

     For purposes of this Section 8, termination for cause shall include termination for personal dishonesty; willful misconduct; breach of fiduciary duty involving self-dealing or personal profit; intentional failure to perform duties or abide by Company policies, in each case to the extent such duties or policies have been communicated to you in writing or their existence is otherwise known to you, and you have not cured such failure within a reasonable time after written notice of such failure is given to you: conviction, entry of a plea of guilty or nolo contendere in connection with any alleged violation, or any actual violation, of any law, rule, regulation (other than traffic violations or similar offenses) or any cease-and-desist or other court order; involvement in any legal proceeding which, in the opinion of legal counsel to the Company, would be required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Securities and Exchange Commission (a copy of which is attached to this agreement), other than proceedings under federal bankruptcy laws or state insolvency laws involving entities in which you have less than a 50% interest; any material breach of this agreement; non-prescription use of any controlled substance or the use of alcohol or any other non-controlled substance which the Board reasonably determines renders you unfit to serve in your capacity as an officer of the Company; and any act or omission which has a material adverse effect on the public image, reputation or integrity of the Company.

     If you voluntarily resign or your employment is terminated by the Company for cause or your employment terminates as a result of your death or disability, you will not be entitled to any severance benefits pursuant to the first paragraph of this
Section 8 except as provided in Section 7 with respect to disability pay and disability insurance and except in the case of death for any life insurance benefits. Also, in such event the exercise dates of your option will not be accelerated, although your option will still be exercisable during the three month or one year period specified in Section 4 (whichever is applicable) with respect to the number of shares as to which it had become exercisable on the date of termination (determined without any acceleration of the exercise dates) In the event that a voluntary resignation by you is caused by a reduction in your duties and responsibilities below those appropriate for a senior executive of the Company or any other material change in the circumstances of your employment made by the Company for the purpose and with the intention of causing you to resign, you will be treated as having been terminated by the Company.

     9. Employment at Will. The employment relationship contemplated by this agreement is an at-will relationship under which you and the Company each has the right at any time to terminate the relationship with or without cause and without notice, subject only to the severance benefits set forth in
Section 8 above in the event the Company terminates the relationship without cause. Nothing in this agreement is intended to create a term of employment for a period of years or otherwise.

     10. Nondisclosure. You agree that, for so long as you remain in the employ of the Company and thereafter, you will not disclose to any person or entity or otherwise use or exploit any proprietary or confidential information of the Company, including without limitation trade secrets, processes, proposals, reports, methods, computer software or programming or budgets or other financial information regarding the Company, its business, properties, customers or affairs obtained by you while you are employed by the Company, except to the extent required by you to perform your duties pursuant to this agreement. Information will not be deemed to be confidential for purposes of this agreement if it is or becomes generally available to the public other than as a result of a disclosure by you. You will have the right to use any such confidential information to the extent necessary to assert any right or defend against any claim arising under this agreement or pertaining to confidential information or its use and to the extent necessary to comply within the applicable provision of law. All files, records, documents, computer recorded information, specifications and other similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company except when (and only for the period) necessary to carry out your duties. If removed, all such materials shall be immediately returned to the Company upon any terminatin of your employment, and no copies thereof shall be kept by you, except that you shall be entitled to retain documents reasonably related to your rights as an optionholder, stockholder and former employee of the Company. You acknowledge and agree that the remedy for any breach of the provisions of this Section 10 may be inadequate in that the Company may, in addition to all other remedies that may be available to it at law, seek injunctive relief prohibiting any such breach.

     11. Noninterference with Business. During the period of your employment and for any two-year period thereafter (regardless of the reason for termination of employment) you agree that you will not participate with or advise in any capacity any person or entity in any negotiation between such person or entity and the Company or any affiliate of the Company. In addition, during such period you agree that you will not, directly or indirectly, solicit or induce (or assist in or encourage the solicitation of) any employee of the Company or its affiliated entities to leave the employ of the Company for purposes of accepting employment with any other person or entity. For purposes of this agreement "affiliate" means the corporation or other entity controlled by the Company, directly or indirectly, through stock ownership or any other means.

     12. Assignment. This agreement is personal to you and is not assignable by you under any circumstances. Likewise, the Company will not have the right to assign this agreement to any other person or entity except for any corporation or entity into which the Company may be merged or consolidated or any person or entity which may acquire all or a substantial portion of the assets of the Company.

     13. Attorneys Fees. In the event of any litigation brought to enforce the provisions of this agreement, the prevailing party will have the right to recover his or its reasonable attorneys' fees incurred in connection therewith.

     14. Entire Agreement. This agreement sets forth the entire understanding of you and the Company with respect to the subject matter hereof and supersedes all prior agreements, memoranda, discussions and understandings of any kind. This agreement cannot be amended except in a writing signed by you and the Company, and no course of dealing contrary to its terms shall constitute an amendment. No right or obligation hereunder can be waived except in a writing signed by the party making the waiver.

     15. Partial Invalidity. If any provision of this agreement is invalid or unenforceable in any jurisdiction that provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any way affecting the remaining provisions of this agreement.

     16. Governing Law. This agreement shall be construed and enforced in accordance with the substantive law of the State of California without regard to provisions relating to choice of law or conflict of laws.

     If this letter correctly sets forth the terms of our agreement with respect to your employment, please execute this letter and the enclosed copy in the place indicated and return the copy to me, and thereupon this letter shall become a binding and enforceable agreement between you and the Company.

                                   Sincerely,



                                   Donald Haskell, Chairman


AGREED:



Robert A. Stine

Dated:  April 10, 1996